Exhibit 99.1

RMG NETWORKS REPORTS THIRD QUARTER 2014 RESULTS

Enterprise and Media Units Report Year-Over-Year Adjusted Gross Margin Improvement

Adjusted EBITDA Loss Narrowed Sequentially

Third Quarter Highlights

•

Adjusted gross margin1 increased to 44.9% compared to 43.5% in the third quarter of 2013

•

Cost rationalization underway to establish platform for launching long-term growth and profitability initiatives including new product development and sales organization revitalization

•

Total cash operating expenses2 reduced by 16.6% sequentially

•

Adjusted EBITDA loss of $2.2 million3 represented an $0.6 million improvement from the second quarter 2014

DALLAS, TX – (Marketwired) – 11/6/2014 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG Networks, a leading provider of technology-driven visual communications solutions, today announced its financial results for the third quarter ended September 30, 2014.

RMG Networks helps brands and organizations communicate more effectively using location-based video networks. The company builds enterprise video networks that empower organizations to visualize critical data to better run their business. The company also connects brands with target audiences using video advertising networks comprised of over 200,000 display screens, reaching over 100 million consumers each month.

Robert Michelson, Chief Executive Officer, commented, “In the three months I’ve served as CEO of RMG Networks, my confidence in the vision for our company has been reaffirmed as our team works to bolster our financial discipline, establish a sales strategy for accelerated growth, deliver a robust road-map driving product innovation and ultimately drive profitability. Our third quarter results convey the quick actions we have taken to stringently scrutinize our cash operating expenses to extract the excess and instill discipline and accountability throughout the organization. Simultaneously, we are methodically assessing our portfolio of products and the sales processes utilized to successfully propose, sell and install our solutions into customers’ environments.  With a reset cost base, RMG Networks can now focus on these near and longer-term growth initiatives to expand the company’s position as an industry-leading innovator of visual communication solutions.”

“While cost cutting is the prudent action to take, we must focus on growth,” continued Mr. Michelson. “After looking closely at our sales processes, organizational structure and post-sale customer care, we identified enhancements that we expect will facilitate a high-achieving sales effort. We have already taken steps to better support our sales organizations, and we are deploying initiatives to improve processes, increase accountability, and improve global collaboration. Simultaneously, we are making strides in reinforcing RMG Networks’ standing as an innovator, with a disciplined, customer-driven product development effort. With this in mind, we have identified new verticals where we are confident our demonstrated ability to drive a deep return on investment for customers who deploy our solutions will enable us to harvest opportunities similar to those we have found in our existing areas of expertise. We plan to aggressively pursue these new verticals in the coming quarters.”

1   Q3 2014 & Q3 2013 GAAP gross margin was 63.9% and 40.3%, respectively. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

2   Cash operating expenses exclude depreciation & amortization, stock-based compensation and other one-time or non-recurring charges.

3   Q2 & Q3 2014 GAAP operating loss was $19.6 million and $18.5 million, respectively. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

Third Quarter Financial Review

Adjusted Results4 5

Third Quarter Revenue. Total adjusted revenues in the third quarter of 2014 were $14.1 million, a sequential decline of 13.9% from $16.4 million in the second quarter of 2014.

•

Adjusted Enterprise revenue of $10.6 million decreased 8.5% from $11.5 million in the second quarter of 2014, driven by a decline in product sales and professional services which was partially offset by an increase in maintenance and content services. Gross margin declined to 52.7% from 58.9% in the second quarter of 2014, due to a large, high-margin software sale occurring in the second quarter of 2014.

•

Media revenue of $3.6 million decreased 26.7% from $4.9 million in the second quarter of 2014, due to poor sales execution. Gross margin improved to 21.9% from 13.8% in the second quarter of 2014, due to an improved sales mix.

On a year over year basis, total adjusted revenues in the third quarter of 2014 represented a decrease of 14.1% from $16.4 million of adjusted revenues in the third quarter of 2013.

•

Enterprise revenue decreased 13.1% from $12.1 million in the third quarter of 2013, due to a decrease in product sales and professional services. Enterprise gross margin was 52.7% compared to 51.0% in the third quarter of 2013, increasing year over year due to an improved sales mix.

•

Media revenue decreased 17.1% from $4.3 million in the third quarter of 2013, primarily due to poor sales execution. Media gross margin was 21.9% compared to 22.2% in the third quarter of 2013.

“While we are not satisfied with our Q3 results, a number of deals we expected to close in the quarter shifted into future periods reflecting the sometimes long sales cycle in our Enterprise business. We have not lost this business, but the slippage of these opportunities caused revenues in the third quarter to fall below expectations. We are encouraged by the improvements we have seen in our pipeline and our ability to streamline the business, and we have identified steps we can take to reignite our growth engine,” continued Mr. Michelson. “I am also extremely pleased that with these collective efforts we significantly narrowed our Adjusted EBITDA loss over the second quarter.”

Third Quarter Adjusted EBITDA4. Adjusted EBITDA loss was $2.2 million, improving from a loss of $2.8 million in the second quarter of 2014, due primarily to lower cash operating expenses6.

On a year over year basis, adjusted EBITDA decreased in the third quarter from an adjusted EBITDA loss of $1.4 million in the third quarter of 2013, due to the reasons described above.

During the third quarter of 2014, the company recorded the following non-recurring items:

•

A reversal (non-cash benefit) of $2.8 million related to a previously booked loss accrual charge on a long-term contract, resulting from revised estimates for the performance of the contract over its term.

•

Impairment charges of $7.1 million and $10.1 million related to goodwill and intangible assets, respectively, of the Media Unit.

Reported Results

Third Quarter. Total reported revenue for the quarter ended September 30, 2014 was $13.9 compared to total reported revenue of $15.6 million for the same quarter last year.

Operating loss for the quarter ended September 30, 2014 was $18.5 million compared to an operating loss of $5.3 million for the same quarter last year.

4   Q2 & Q3 2014 GAAP consolidated revenue was $13.4 million and $13.9 million, respectively, and Q2 & Q3 2014 GAAP Enterprise revenue was $8.5 million and $10.3 million, respectively. Q2 & Q3 2014 GAAP operating loss was $19.6 million and $18.5 million, respectively. Please see the tables at the end of this press release for a reconciliation of GAAP results to adjusted results.

5   Enterprise revenues represent Products, Maintenance and Content Services, and Professional Services revenue line items; Media revenues represent Advertising revenue line item.

6   Cash operating expenses exclude depreciation & amortization, stock-based compensation and other one-time or non-recurring charges.

Business Outlook

“If we are able to fully execute on the strategies we have outlined above, we believe the results delivered in the third quarter of 2014 will be an anomaly in our ongoing financial performance,” continued Mr. Michelson. “We have in front of us numerous and specific opportunities to deliver growth and we are committed to executing on them. However, with many of these initiatives just beginning, the visibility into the exact timing of their impact is still not clear, and in that environment, we believe it would be inappropriate to provide specific, near-term guidance. As we execute on our planned product development and sales enhancement programs, we remain strongly convinced in our prospects for revenue growth, for developing material operating leverage and for producing significant adjusted EBITDA over the intermediate- and long-term. Growing to generate EBITDA and become self-sustaining is our key focus.”

Conference Call

Management will host a conference call to discuss these results today, Thursday, November 6, 2014 at 9 a.m. ET. To access the call, please dial 866-515-2909 (toll free) or 617-399-5123 and passcode # 69305154.  The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG Networks’ web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast and slide presentation will be available for replay for 90 days.

A telephonic replay of this conference call will also be available by dialing 888-286-8010 (toll free) or 617-801-6888 (passcode: 93295231) from 11 a.m. ET on Thursday, November 6, 2014 until midnight ET on November 10, 2014.

About RMG Networks

RMG Networks (NASDAQ: RMGN) helps brands and organizations communicate more effectively using location-based video networks. The company connects brands with target audiences using video advertising networks comprised of over 200,000 display screens, reaching over 100 million consumers each month. The company also builds enterprise video networks that empower organizations to visualize critical data to better run their business. RMG Networks works with over 70% of the Fortune 100. The company is headquartered in Dallas, Texas, with offices in the United States, United Kingdom, China, India, Singapore and the UAE. For more information, visit http://www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC regulations, including Adjusted Revenue, Adjusted Gross Margin, Cash Operating Expenses and Adjusted EBITDA. In evaluating its business, RMG Networks considers and uses Adjusted Revenue, Adjusted Gross Margin, Cash Operating Expenses and Adjusted EBITDA as supplemental measures of its operating performance, and believes that many of the company’s investors use these non-GAAP measures to monitor the company’s performance. These measures should not be considered as a substitute for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures.  Definitions and reconciliations between non-GAAP measures and relevant GAAP measures are set forth in the tables at the end of this press release.

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to future financial performance, expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, efforts to grow our business and the impact of litigation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company’s ability to raise additional capital on satisfactory terms, or at all; the company's success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; Reach Media Group's ("RMG") history of incurring significant net losses and limited operating history; the competitive environment in the advertising markets in which the company operates; the risk that the anticipated benefits of the combination of RMG or Symon

Holdings Corporation, or of other acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For RMG Networks Holding Corporation

Investor
Brett Maas

646-536-7331

ir@rmgnetworks.com

or

Media
Julie Rasco
800-827-9666
Julie.Rasco@rmgnetworks.com

Source: RMG Networks

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

September 30, 2014 and December 31, 2013

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,045,819	$8,235,566
Accounts receivable, net	11,565,009	22,731,678
Inventory, net	2,919,876	4,633,213
Deferred tax assets	18,884	63,617
Other current assets	2,113,491	2,224,547
Total current assets	21,663,079	37,888,621
Property and equipment, net	4,941,016	3,548,985
Intangible assets, net	18,330,125	38,782,000
Goodwill	20,798,027	28,642,398
Loan origination fees	800,243	971,726
Other assets	181,198	496,879
Total assets	$66,713,688	$110,330,609
Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$3,369,494	$6,606,200
Revenue share liabilities	3,747,139	3,998,794
Accrued liabilities	3,789,117	4,510,848
Loss on long-term contract	2,204,424	-
Deferred revenue	7,714,130	10,074,420
Total current liabilities	20,824,304	25,190,262
Notes payable – non current	12,000,000	8,000,000
Warrant liability	1,929,743	4,573,123
Deferred revenue – non current	1,683,881	990,989
Deferred tax liabilities	6,173,925	6,430,853
Loss on long-term contract – non current	902,220	-
Other	986,872	392,558
Total liabilities	44,500,945	45,577,785
Commitments and Contingencies
Stockholders’ equity:
Common stock, $.0001 par value, (250,000,000 shares authorized; 12,467,756 and 11,920,583 shares issued, 12,167,756 and 11,920,583 shares outstanding, at September 30, 2014 and December 31, 2013, respectively)	1,247	1,192
Additional paid-in capital	81,512,431	77,452,317
Accumulated comprehensive income	201,414	299,618
Retained earnings (accumulated deficit)	(59,022,349)	(13,000,303)
Treasury stock (300,000 shares at September 30, 2014)	(480,000)	-
Total stockholders’ equity	22,212,743	64,752,824
Total liabilities and stockholders’ equity	$66,713,688	$110,330,609

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Income (Loss)

For The Nine Months Ended September 30, 2014 and the Period April 20 through September 30, 2013

	Successor	Successor	Predecessor
	Company	Company	Company
	Nine Months Ended September 30, 2014	April 20, 2013 Through September 30, 2013	February 1, 2013 Through April 19, 2013
	(Unaudited)	(Unaudited)
Revenue:
Advertising	$10,989,894	$9,565,274	$-
Products	9,976,720	10,529,906	2,239,236
Maintenance and content services	12,044,494	5,805,021	3,594,520
Professional services	6,053,823	4,732,649	1,323,559
Total Revenue	39,064,931	30,632,850	7,157,315

Cost of Revenue:
Advertising	8,581,701	6,707,899	-
Products	7,411,693	6,990,780	1,498,135
Maintenance and content services	2,210,373	1,445,773	611,692
Professional services	4,393,966	2,542,140	861,640
Cost of Revenue – products and services	22,597,733	17,686,592	2,971,467
Loss on long-term contract	1,373,371	-	-
Total Cost of Revenue	23,971,104	17,686,592	2,971,467
Gross Profit	15,093,827	12,946,258	4,185,848
Operating expenses:
Sales and marketing	14,776,478	7,675,656	1,729,871
General and administrative	13,617,293	6,504,162	1,739,348
Research and development	3,114,219	1,711,010	512,985
Acquisition expenses	378,193	1,995,250	3,143,251
Depreciation and amortization	5,398,978	2,971,620	140,293
Impairment of intangible assets and goodwill	24,421,849	-	-
Total operating expenses	61,707,010	20,857,698	7,265,748
Operating income (loss)	(46,613,183)	(7,911,440)	(3,079,900)
Other Income (Expense):
Warrant liability income (expense)	182,889	(1,829,333)	-
Interest expense and other – net	(1,194,967)	(1,695,988)	(14,553)
Income (loss) before income taxes	(47,625,261)	(11,436,761)	(3,094,453)
Income tax expense (benefit)	(1,603,215)	-	(540,897)
Net income (loss)	(46,022,046)	(11,436,761)	(2,553,556)
Other comprehensive income (loss) -
Foreign currency translation adjustments	(98,204)	191,818	(121,144)
Total comprehensive income (Loss)	$(46,120,250)	$(11,244,943)	$(2,674,700)
Net income(loss) per share:
Basic and dilutive net income (loss) per share of Common Stock	$(3.76)	$(1.46)	$-
Basic and dilutive net income (loss) per share of Class L Common Stock	$-	$-	$(2.55)
Basic and dilutive net income (loss) per share of Class A Non-Voting Common Stock	$-	$-	$-
Weighted average shares used in computing basic and dilutive net income (loss) per share of Common Stock	12,252,728	7,824,059	-
Weighted average shares used in computing basic and dilutive net income (loss) per share of Class L Common Stock	-	-	1,000,000
Weighted average shares used in computing basic and dilutive net income (loss) per share of Class A Non-Voting Common Stock	-	-	68,889

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Income (Loss)

For The Three Months Ended September 30, 2014 and 2013

	Successor Company	Successor Company
	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013
	(Unaudited)	(Unaudited)
Revenue:
Advertising	$3,572,657	$4,308,717
Products	4,387,418	5,460,746
Maintenance and content services	4,140,207	3,232,466
Professional services	1,813,134	2,580,894
Total Revenue	13,913,416	15,582,823
Cost of Revenue:
Advertising	2,791,791	3,352,016
Products	2,989,925	3,729,288
Maintenance and content services	694,289	873,340
Professional services	1,308,998	1,344,836
Cost of Revenue – products and services	7,785,003	9,299,480
Adjustment of loss on long-term contract	(2,756,733)	-
Total Cost of Revenue	5,028,270	9,299,480
Gross Profit	8,885,146	6,283,343
Operating expenses:
Sales and marketing	4,140,374	4,324,370
General and administrative	3,126,949	3,888,646
Research and development	994,182	904,610
Acquisition expenses	378,193	789,653
Depreciation and amortization	1,598,160	1,679,344
Impairment of intangible assets and goodwill	17,176,490	-
Total operating expenses	27,414,348	11,586,623
Operating income (loss)	(18,529,202)	(5,303,280)
Other Income (Expense):
Warrant liability income (expense)	771,898	2,090,667
Interest expense and other – net	(1,080,276)	(949,671)
Income (loss) before income taxes	(18,837,580)	(4,162,284)
Income tax expense (benefit)	(1,274,355)	-
Net income (loss)	(17,563,225)	(4,162,284)
Other comprehensive income -
Foreign currency translation adjustments	(199,992)	178,661
Total comprehensive income (loss)	$(17,763,217)	$(3,983,623)
Net income (loss) per share:
Basic and diluted net income (loss) per share of Common Stock	$(1.45)	$(.46)
Weighted average shares used in computing basic and diluted net income (loss) per share of Common Stock	12,132,973	9,028,083

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows

For The Nine Months Ended September 30, 2014 and The Period April 20 through September 30, 2013

	Successor	Successor	Predecessor
	Company	Company	Company
	Nine Months	April 20, 2013	February 1, 2013
	Ended	Through	Through
	September 30,	September 30,	April 19,
	2014	2013	2013
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(46,022,046)	$(11,436,761)	$(2,553,556)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,398,978	2,971,620	140,293
Change in warrant liability	(182,889)	1,829,333	-
Impairment of intangible assets and goodwill	24,421,849	-	-
Stock-based compensation	1,483,214	557,641	-
Non-cash treasury stock	(480,000)	-	-
Non-cash loan origination fees	171,483	249,650	-
Non-cash consulting fees	384,750	80,000	-
Non-cash directors’ fees	116,464	-	-
Interest capitalized as debt	-	135,000	-
Deferred tax (benefit)	(212,029)	-	(12,294)
Changes in operating assets and liabilities:
Accounts receivable	11,166,670	(2,608,668)	2,846,332
Inventory	1,713,337	(295,315)	(488,722)
Other current assets	31,056	(188,155)	(154,529)
Other assets, net	10,929	(34,994)	12,572
Accounts payable	(3,236,706)	(159,338)	(2,978,808)
Accrued liabilities	2,110,418	(1,435,808)	(767,991)
Deferred revenue	(1,667,397)	378,732	(372,579)
Net cash provided by (used in) operating activities	(4,791,919)	(9,957,063)	(4,329,282)
Cash flows from investing activities:
Acquisition of Symon Holdings Corporation	-	(209,079)	-
Purchases of property and equipment	(2,299,624)	(775,055)	(86,470)
Net cash provided by (used in) investing activities	(2,299,624)	(984,134	(86,470)

Cash flows from financing activities:
Proceeds from debt	4,000,000	-	-
Proceeds from stock	-	39,115,785	-
Repayment of debt	-	(10,943,590)	-
Net cash provided by (used in) financing activities	4,000,000	28,172,195	-

Effect of exchange rate changes on cash	(98,204)	230,758	(121,144)

Net increase (decrease) in cash and cash equivalents	(3,189,747)	17,461,756	(4,536,896)

Cash and cash equivalents, beginning of period	8,235,566	10,824,943	10,203,169

Cash and cash equivalents, end of period	$5,045,819	$28,286,699	$5,666,273

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,114,699	$1,247,465	$2,053
Cash paid during the year for income taxes	$68,670	$-	$150,000

RMG Networks Holding Corporation

Reconciliation of Gross Profit

For The Three Months Ended September 30, 2014

	Successor Company Three Months Ended September 30, 2014 (GAAP)	Purchase Price Accounting Adjustment		Loss on Long-Term Contract	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Advertising	$3,572,657	$-		$-	$3,572,657
Product sales	4,387,418	-		-	4,387,418
Maintenance and content services	4,140,207	209,913		-	4,350,120
Professional services	1,813,134	-		-	1,813,134
Total Revenue	13,913,416	209,913		-	14,123,329

Cost of Revenues:
Advertising	2,791,791	-		-	2,791,791
Product sales	2,989,925	-		-	2,989,925
Maintenance and content services	694,289	-		-	694,289
Professional services	1,308,998	-		-	1,308,998
Loss on long-term contract	(2,756,733)	-		2,756,733	-
Total Cost of Revenue	5,028,270	-		2,756,733	7,785,003

Gross Profit	$8,885,146	$209,913	$	$(2,756,733)	$6,338,326

RMG Networks Holding Corporation

Reconciliation of Gross Profit

For The Three Months Ended September 30, 2013

	Successor Company Three Months Ended September 30, 2013 (GAAP)	Purchase Price Accounting Adjustment	Adjusted (Non-GAAP)
	(Unaudited)
Revenue:
Advertising	$4,308,717	$-	$4,308,717
Product sales	5,460,746	-	5,460,746
Maintenance and content services	3,232,466	862,640	4,095,106
Professional services	2,580,894	-	2,580,894
Total Revenue	15,582,823	862,640	16,445,463

Cost of Revenues:
Advertising	3,352,016	-	3,352,016
Product sales	3,729,285	-	3,729,285
Maintenance and content services	873,350	-	873,350
Professional services	1,344,836	-	1,344,836
Loss on long-term contract	-	-	-
Total Cost of Revenue	9,299,487	-	9,299,487

Gross Profit	$6,283,343	$862,640	$7,145,976

RMG Networks Holding Corporation

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

	Third Quarter
	2014	2013

Operating income (loss) per Statements of Comprehensive Income	$(18,529,202)	$(5,303,280)

Revenues that would have been recognized in the period had the balance in deferred revenue at the acquisition date not been required to be adjusted to market value at the acquisition date in accordance with GAAP purchase accounting guidelines	209,913	862,640

Depreciation and amortization	1,598,160	1,679,344
Acquisition expenses	378,193	789,653
Stock-based compensation	(260,622)	557,634
Impairment of intangible assets and goodwill	17,176,490	-
Loss on long-term contract	(2,756,733)	-

Adjusted EBITDA	$(2,183,801)	$(1,414,009)